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                                                                    EXHIBIT 99.1




For Immediate Release

Contact:  Philip J. Smith for Dade Behring, +1 (847) 267-5418
          Charlotte Dexter for Dade Behring/Europe, +44 (171) 384-3390 Richard Nicolazzo for Bain Capital, +1 617-951-0000
          Heiner Harder for Hoechst AG, +49 (69) 305-4530

                  DADE INTERNATIONAL AND BEHRING DIAGNOSTICS

               COMPLETE THEIR MERGER, CREATING DADE BEHRING INC.


                   New Company Offers Exceptional Breath in

                Products and Services for Clinical Laboratories


        DEERFIELD, Illinois (October 1, 1997) - Dade International and the Behring Diagnostics unit of Hoechst AG said today that they have completed their merger and are now operating as Dade Behring Inc., an independent and broadly capable company serving clinical laboratories around the world.

        The merger, announced in March 1997, creates a company with sales of approximately $1.5 billion and 8,700 employees. Dade Behring has research, manufacturing and marketing operations in 22 countries. It offers the broadest available line of products and services for laboratories in hospitals and elsewhere. The company's
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DADE BEHRING MERGER COMPLETED, PAGE 2

products are used in clinical chemistry, immunodiagnostics, automated microbiology, hemostasis/coagulation testing, plasma-protein testing, infectious-disease testing, therapeutic drug monitoring, laboratory quality control and testing for drugs of abuse. Many of the company's products hold market leadership positions.

        "Dade Behring's success is assured by the proven ability of our combined company to understand and meet a broad range of needs critical to clinical laboratories throughout the world. For example, we are highly skilled in the integration of advanced technology, using it to increase the value of clinical information and providing that information at the lowest possible cost," said Scott Garrett, the former chairman and chief executive officer of Dade International who will now serve as CEO of Dade Behring. "We're putting together almost 150 years of company history and experience in this field, combined with a broad range of state-of-the-art skills and technologies devoted to the laboratory." The new company invests approximately $100 million annually in R&D.

        "Increased global presence provides added strength," said Uwe Bicker, M.D., Ph.D., former Behring Diagnostics chairman and CEO, now executive chairman of Dade Behring. "Products and technologies from each former company can now be provided with increased vigor in markets around the world. Our focus worldwide is on the creation of diagnostic information that leads directly to better patient care." About half of Dade Behring's sales will be in the United States and half in other countries. The company also will focus on developing synergies between Hoechst's health-care businesses and the
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DADE BEHRING MERGER COMPLETED, PAGE 3

expanded Dade Behring diagnostics offering, according to Prof. Bicker, who is a board member of the Hoechst Marion Roussel global pharmaceutical business of Hoechst AG.

        As an independent company, Dade Behring will be 32.5 percent owned by Hoechst AG, of which Behring Diagnostics had been a subsidiary. The balance of Dade Behring will be owned by Dade International's former owners--Bain Capital, Goldman Sachs Capital Partners and management at Dade. Dade Behring's headquarters will be in Deerfield, Illinois, with a branch office in Frankfurt, Germany.

        "The diagnostics industry worldwide continues to consolidate, seeking the economies that can be created by larger, broader companies," said Stephen G. Pagliuca, managing director of Bain Capital and director of Dade Behring. "The investments we have made and continue to make in this company are designed to put it at the forefront of this trend, with uniquely broad-based capabilities to serve laboratories."

        Dade International became an independent company in December 1994; it had previously been owned by Baxter International. In 1995, Dade entered a global alliance in hemostasis with TOA Medical Electronics Co., Ltd., of Japan. In 1996, Dade acquired the clinical diagnostics product lines of DuPont Medical Products. Behring Diagnostics in 1995 acquired the former Syva Company and its product lines, used in testing for drugs of abuse and in therapeutic drug monitoring. Dade was founded in Miami in 1949; Behring began in Marburg, Germany, in 1904. ##